UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 17, 2008

INSMED INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

Virginia

(State or Other Jurisdiction of Incorporation)

0-30739	54-1972729
(Commission File Number)	(IRS Employer Identification No.)

8720 Stony Point Parkway, Suite 200, Richmond, Virginia	23235
(Address of Principal Executive Offices)	(Zip Code)

(804) 565-3000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 3— Securities and Trading Markets

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard: Transfer of Listing

On June 17, 2008 Insmed Incorporated received a letter from the Staff of The NASDAQ Stock Market (“NASDAQ”) indicating that the Company had failed to regain compliance with NASDAQ’s minimum bid price requirement of $1.00 per share for continued listing of the Company’s common stock on The NASDAQ Capital Market as set forth in Marketplace Rule 4310(c)(4) (the “Staff Determination”). As a result, Insmed’s common stock would be subject to delisting unless the Company requests a hearing before The NASDAQ Listing Qualifications Panel (“the Panel”). Insmed intends to request a hearing before the Panel to review the Staff Determination. The request will stay the delisting of the Company’s common stock pending the decision of the Panel. There can be no assurance, however, that the Panel will reverse the Staff Determination.

If the Panel does not reverse the Staff Determination, Insmed’s common stock will be delisted from The NASDAQ Capital Market. Following such delisting, the Company’s common stock may become eligible for quotation and trading on the OTC Bulletin Board. To be eligible to trade on the OTC Bulletin Board, a market maker would have to make an application to register and quote the Company’s common stock in accordance with SEC Rule 15c2-11 and such application would have to be cleared.

The Company issued a press release on June 23, 2008 to announce the Staff Determination, a copy of which is attached hereto as Exhibit 99.1.

Information contained herein, including the Exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Press Release issued by Insmed Incorporated on June 23, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Insmed Incorporated

Date: June 23, 2008

	By:	/s/ Kevin P. Tully
	Name:	Kevin P. Tully C.G.A.,
	Title:	Executive Vice President & Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release issued by Insmed Incorporated on June 23, 2008